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                                                                  EXHIBIT 23.2

             CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) of ALZA Corporation pertaining to the 1987 Employee Stock Option Plan, the 1987 Consultant Stock Option Plan, the 1990 Director Stock Option and Equity Incentive Plan, the Equity Incentive Plan and the Amended and Restated Employee Stock Purchase Plan of SEQUUS Pharmaceuticals, Inc. of our report dated February 13, 1998, with respect to the consolidated financial statements of ALZA Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                                /s/ Ernst & Young LLP

Palo Alto, California
March 19, 1999